SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14 (a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___ )

Filed by the Registrant                               [X]
Filed by a Party other than the Registrant            [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive  Proxy  Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11 (c) or
    Section 240.14a-12:

                      VIDEO SERVICES CORPORATION
    -----------------------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)
    -----------------------------------------------------------------------
    (Name of Person (s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee  ( Check appropriate box ) :

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6 (i) (2) and 0-11.

    (1) Title of each class of securities to which transaction applies:

         --------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

         --------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ---------------------------------------------------------

    (4) Proposed maximun aggregate value of transaction:

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    (5) Total fee paid:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (4) Date Filed:

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
                           VIDEO SERVICES CORPORATION


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


     The Annual Meeting of Stockholders of Video Services Corporation (the "Company"), a Delaware corporation, will be held on December 18, 1998 at 11 a.m. at the American Stock Exchange, 86 Trinity Place, New York, New York 10006 for the following purposes:

          1.   To elect six  directors  of the  Company to serve  until the next
               Annual  Meeting  of  Stockholders   and  until  their  respective
               successors have been elected and qualified;

          2. To consider and ratify the appointment of Ernst & Young LLP as independent certified public accountants for the fiscal year 1999; and

          3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     Stockholders of record at the close of business on November 11, 1998 are entitled to notice of and to vote at the meeting.

     You are requested to fill in, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and to mail it promptly in the enclosed envelope.


                                             By Order of the Board of Directors,

                                             Michael E. Fairbourne
                                             Secretary

Northvale, New Jersey
November 18, 1998

--------------------------------------------------------------------------------
IMPORTANT: Please sign, date and return your proxy card in the self-addressed, stamped envelope enclosed for your convenience. No postage is required if mailed within the United States.
--------------------------------------------------------------------------------

                           VIDEO SERVICES CORPORATION


               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS


                                December 18, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Video Services Corporation (the "Company"), a Delaware corporation, to be used at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") which will be held at 11 a.m., local time, on December 18, 1998 at the American Stock Exchange, 86 Trinity Place, New York, New York 10166 and at any adjournments or postponements thereof.

     If proxy card in the accompanying form is properly executed and returned, the shares of common stock of the Company (the "Common Stock") represented thereby will be voted as instructed on the proxy. Stockholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company or by revocation in person at the meeting; unless so revoked, the shares represented by proxies will be voted at the meeting in accordance with the directions given therein. If no directions are given, proxies will be voted FOR the election of the nominees named below under the caption "Election of Directors-Nominees for Election", FOR the ratification of appointment of independent accountants and in the discretion of the proxies named on the proxy card with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Holders of record of the Common Stock on November 11, 1998 will be entitled to notice of and vote at the Annual Meeting or at any adjournment or postponement thereof. As of that date, there were 13,286,307 shares of Common Stock outstanding and entitled to vote, and a majority, or 6,643,154 of these shares, will constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker nonvotes are not considered votes cast and will have no effect on the outcome of the votes for the proposal set forth above. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the meeting, including the election of directors.

     The Board of Directors recommends a vote FOR the election of each of the nominees named herein.

     The principal executive offices of the Company are located at 240 Pegasus Avenue, Northvale, New Jersey 07647. The approximate date on which this Proxy Statement and the enclosed form of proxy were first sent or given to stockholders was November 18, 1998.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock at October 23, 1998 by (a) all persons known by the Company who own beneficially more than five percent (5%) of the outstanding Common Stock, (b) each Director of the Company, (c) each of the Named Executive Officers and (d) all Directors and Named Executive Officers of the Company as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns:


Name                                                                         Common Stock            Percent of Class
--------------------------------------------------------------------     ----------------------    ---------------------

5% Beneficial Owners:

The Equitable Companies Incorporated, The Equitable Life
Assurance Society of the United States, Equitable Deal Flow Fund,
L.P. and Equitable Capital Management Corporation................        2,562,105 (1)                19.28%

Sandler Capital Management, Sandler
Associates and J.K. Media L.P....................................        2,272,000 (2)                17.10%

Arnold P. Ferolito...............................................        3,050,382 (3) (19)           22.96%

Directors:

Robert H. Alter..................................................        13,000                            *

Terrence A. Elkes................................................        522,012 (4) (5) (6) (7)       3.93%

Martin Irwin.....................................................        268,417 (8) (9)               2.02%

Louis H. Siracusano..............................................        3,152,982 (3) (18) (19)      23.73%

Raymond L. Steele................................................        14,000                            *

Frank Stillo.....................................................        19,000 (10)                       *

Named Executive Officers:

Donald H. Buck...................................................        523,681 (3) (19)              3.94%

Steven G. Crane..................................................        100,000 (11) (12)                 *

Michael E. Fairbourne............................................        70,000 (13) (14)                  *

Daniel Rosen.....................................................        101,250 (15) (16) (17)            *

All Directors and Named Executive Officers as a group,                   4,730,498(20)                35.60%
consisting of 10 persons.

*  Less than 1%.

(1)  Based on  Amendment  No. 1 dated  July 8,  1997 to  Schedule  13D  filed on
     November 8, 1996. The business address of The Equitable Companies Incorporated ("Equitable"), The Equitable Life Assurance Society of the United States ("ELAS"), Equitable Deal Flow Fund, L.P. ("EDFF") and Equitable Capital Management Corporation ("ECMC") is 787 Seventh Avenue, New York, New York 10019. ELAS is a wholly owned subsidiary of Equitable and is the general partner of the general partner of EDFF. ECMC is the investment manager of EDFF. EDFF is the record holder of 1,633,758 shares of Common Stock and ELAS is the record holder of 928,347 shares of Common Stock. ELAS also beneficially owns indirectly the 1,633,758 shares held by EDFF through its control of EDFF. Because of its ownership of ELAS, Equitable may be deemed to beneficially own indirectly the 2,562,105 shares of Common Stock held by ELAS and EDFF. Certain other persons and entities (AXA Assurances I.A.R.D. Mutuelle; AXA Assurances Vie Mutuelle; Alpha Assurances I.A.R.D. Mutuelle; Alpha Assurances Vie Mutuelle; AXA Courtage Assurance Mutuelle; Finaxa; AXA; Claude Bebear, Patrice Gamier and Henri de Clermont-Tonnerre) may also be deemed to beneficially own indirectly such 2,562,105 shares because of their relationships to Equitable; however, all of these parties expressly disclaim any beneficial ownership of these shares. Messrs. Terrence A. Elkes and Kenneth F. Gorman each has an option to purchase 149,512 shares of such Common Stock. These non-transferable options are exercisable at $2.06 per share and expire in February 2000.

(2) Based on Amendment No. 6 dated June 11, 1998 to Schedule 13D dated December 21, 1994. The Reporting Persons are Sandler Capital Management, a registered investment adviser and a New York general partnership ("SCM"), and Harvey Sandler, John Kornreich, Michael Marocco and Andrew Sandler (each, a "Individual", and collectively, the "Individuals"). SCM shares are held through 21st Century Communications Partners, L.P., 21st Century Communications T.E. Partners, L.P. and 21st Century Communications Foreign Partners, L.P., each of which is a Delaware limited partnership (collectively, the "Partnerships"). SCM also hold shares on behalf of certain managed accounts with respect to which SCM exercises investment discretion. Each Individual, through a Delaware corporation that is controlled by such Individual and that serves as a general partner of SCM, may be deemed to be a beneficial owner of the shares of Common Stock held by the Partnerships and such managed accounts. Of the 2,272,000 shares of Common Stock, 1,752,000 of such shares are held by Sandler Capital Management. Sandler Associates, a New York limited partnership, owns 400,000 shares of Common Stock (each Individual is a general partner of Sandler Associates) and J.K. Media L.P., a New York limited partnership controlled by John Kornreich, owns 120,000 shares of Common Stock. The business address of these entities is 767 Fifth Avenue, New York, New York 10153.

(3) Messrs. Elkes and Gorman each has an option to purchase 14,616, 14,616 and 768 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. See footnote (5). Mr. Irwin received, upon the consummation of the Merger, an option to purchase 36,540, 36,540 and 1,920 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively. See footnote (9). Mr. Fairbourne has an option to purchase 29,232, 29,232 and 1,536 of Messrs.
     Siracusano's,  Ferolito's  and Buck's  shares,  respectively.  See footnote
     (13).

(4) Includes non-qualified, non-transferable options to purchase 30,000 shares of Common Stock at an exercise price of $11.00 per share. These options expire in February 1999.

(5) Includes non-transferable options to purchase 30,000 shares of Common Stock at an exercise price of $11.00 per share. These options expire in February 1999.

(6) Includes non-qualified, non-transferable options to purchase from Equitable 149,512 shares of Common Stock at an exercise price of $2.06 per share. See footnote (1).

(7) Includes 10,000 shares owned by Mr. Elkes' children. Mr. Elkes disclaims beneficial ownership of all such shares.

(8)  Includes  options to purchase  40,000 shares of Common Stock granted to Mr.
     Irwin  under  the  1993   Long-Term   Incentive  Plan  (the  "1993  Plan"),
     exercisable at prices ranging from $4.00 to $6.00 per share.

(9) Includes options to purchase an additional 80,000 shares of Common Stock granted to Mr. Irwin under the 1993 Plan, exercisable at prices ranging from $4.00 to $6.00 per share. Also includes options to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $0.75 per share granted by Messrs. Siracusano, Ferolito and Buck.

(10) Includes 14,000 shares of Common Stock owned by the Frank Stillo Children's Trust, of which Mr. Stillo's wife is the trustee. Mr. Stillo disclaims beneficial ownership of such shares.

(11) Includes options to purchase 75,000 shares of Common Stock under the 1997 Long-Term Incentive Plan (the "1997 Plan"), granted to Mr. Crane under his letter agreement with the Company, exercisable at $3.375 per share.

(12) Includes options dated September 14, 1998 to purchase 25,000 shares of Common Stock, granted to Mr. Crane under the 1997 Plan, exercisable at $3.0625 per share.

(13) Includes options granted in June 1997 to purchase 60,000 shares of Common Stock from Messrs. Siracusano, Ferolito and Buck at an exercise price of $2.00 per share.

(14) Includes options to purchase 10,000 shares of Common Stock granted to Mr. Fairbourne under the 1997 Plan, exercisable at $2.94 per share.

(15) Includes (i) options to purchase 25,000 shares of Common Stock granted to Mr. Rosen under the 1993 Plan, exercisable at prices ranging from $4.00 to $6.00 per share, and (ii) shares of Common Stock owned by Mr. Rosen's son and the Ned Rosen Trust, of which Mr. Rosen is the trustee, in the amounts of 1,250 and 5,000, respectively. Mr. Rosen disclaims beneficial ownership of all shares of Common Stock owned by his son and the Ned Rosen Trust.

(16) Includes options to purchase 25,000 shares of Common Stock granted to Mr. Rosen under the 1997 Plan, exercisable at $3.0625 per share.

(17) Includes options to purchase an additional 50,000 shares of Common Stock granted to Mr. Rosen under the 1993 Plan, exercisable at prices ranging from $4.00 to $6.00 per share.

(18) Includes 39,900 shares of Common Stock transferred by Mr. Siracusano to seven trusts for the benefit of his family members on September 25, 1998. Mr. Siracusano did not retain voting power, investment power or other control of or interest in the 39,900 shares of Common Stock.

(19) Includes options to various employees, consultants and independent contractors to purchase 182,700, 182,700 and 9,600 of Messrs. Siracusano's, Ferolito's and Buck's shares, respectively, exercisable at prices ranging from $0.25 to $6.00 per share.

(20) Does not include options to purchase stock from Messrs. Siracusano and Buck granted to Messrs. Elkes and Irwin. See footnotes above.

                                     MERGER

     On August 27, 1997, IPL's stockholders voted to approve the Agreement and Plan of Merger among Video Services Corporation, a New Jersey corporation ("Old Video"), International Post Limited ("IPL") and Messrs. Louis Siracusano, Arnold Ferolito and Donald Buck (the "Merger Agreement") pursuant to which Old Video merged with and into IPL, with IPL being the surviving corporation (the "Merger"). As a result of the Merger, the separate corporate existence of Old Video ceased. At the effective time of the Merger, IPL's name was changed to Video Services Corporation and the Nasdaq National Market symbol was changed to "VSCX". On February 12, 1998, the Company's shares of Common Stock began trading on the American Stock Exchange ("AMEX") under the symbol "VS". Messrs. Louis Siracusano, Arnold Ferolito and Donald Buck collectively owned all of the stock of Old Video. As a result of the Merger, they received in the aggregate 7,011,349 shares of Common Stock (plus an additional 212,096 shares of Common Stock which replaced an equal number of shares of IPL's common stock then owned by Old Video which were canceled upon the Merger). Individually, each of Messrs. Siracusano, Ferolito and Buck received 3,349,382, 3,349,382 and 524,681 shares of Common Stock, respectively, which accounted for approximately 25.33%, 25.33% and 3.97%, respectively, of the total number of shares of Common Stock outstanding. Approval of the Merger was sought by solicitation of the IPL stockholders through a proxy statement dated July 25, 1997.

                              ELECTION OF DIRECTORS

     Six persons have been nominated for election as directors at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified. Directors are elected by an affirmative vote of a majority of the votes cast. The nominees for election are: Robert H. Alter, Terrence A. Elkes, Martin Irwin, Louis H. Siracusano, Raymond L. Steele and Frank Stillo.

     Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. Except as indicated below, there are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

Nominees for Election

     Robert H. Alter, age 69, became a director of the Company upon consummation of the Merger and had been a director of IPL since October 1993. Mr. Alter is a director of Source Media, Inc. and the Vice Chairman and a director of the Cabletelevision Advertising Bureau ("CAB"), the national trade association of the cable television industry devoted to marketing and advertising, a position he has held since October 1991. From October 1991 to October 1992, Mr. Alter served as the senior advisor to the Board of Directors of Star TV/Hong Kong. Prior to October 1991, Mr. Alter, who founded the CAB, also served as its President and Chief Executive Officer for ten years. In November 1992, Mr. Alter was elected President of Alter Associates, Inc.

     Terrence A. Elkes, age 64, became a director and the Chairman of the Board of the Company upon consummation of the Merger and had been a director and the Chairman of the Board of IPL since October 1993. Mr. Elkes served on the partnership committee of MTE Co. from July 1992 to February 1994, when it dissolved upon consummation of IPL's initial public offering. Mr. Elkes is a Managing Director of Apollo Partners, Ltd. ("Apollo"), a private investment firm involved in the acquisition of companies in the media, communications, entertainment and broadcasting fields, which he co-founded in 1987 with Mr. Gorman, a former director of IPL. Prior to forming Apollo, Mr. Elkes was employed by Viacom International, Inc. where he served as President from 1978-1982 and Chief Executive Officer from 1983-1987. Mr. Elkes serves as director of IDC Services, Inc., a private company based in Illinois ("IDC") and is an indirect owner of IDC through his interest in Apollo. On December 29, 1993, IDC filed for relief under Chapter 11 of the Bankruptcy Code. Its prepetition debts and liabilities were discharged in January 1996.

     Martin Irwin, age 62, became a director and the Vice-Chairman of the Board of the Company upon consummation of the Merger and had been a director, President and Chief Executive Officer of IPL since October 1993. Prior thereto, Mr. Irwin served as President, Chief Executive Officer and was a member of the partnership committee of MTE Co. from August 1992 to February 1994, when it dissolved upon consummation of IPL's initial public offering. From September 1991 through June 1992, Mr. Irwin ran the post-production operations of Old Video, which he co-founded in 1979. Mr. Irwin served as President, Chief Operating Officer and a director of Old Video from 1979 to 1989 and then served as a director of and Senior Consultant to Old Video from July 1989 until July 1992. Prior to co-founding Old Video, Mr. Irwin was employed by EUE/Screen Gems, a division of Columbia Pictures Industries, Inc., where he last served as Senior Vice President and General Manager.

     Louis H. Siracusano, age 56, became a director, President and Chief Executive Officer of the Company upon consummation of the Merger and had been a director of IPL since October 1993. Prior thereto, Mr. Siracusano had been a member of the partnership committee of MTE Co. from July 1992 to February 1994, when it dissolved upon consummation of IPL's initial public offering. He served as the Chairman, Chief Executive Officer and a director of Old Video since 1986 and President since 1989. Mr. Siracusano also served as President of Audio Plus Video from July 1989 to February 1994. Mr. Siracusano was a founder of Old Video and served in various capacities with Old Video since its formation. Mr. Siracusano was with Ampex Corporation and the American Broadcasting Company in various sales and engineering management positions prior to Old Video's formation in 1979.

     Raymond L. Steele, age 63, became a director of the Company upon consummation of the Merger and currently serves as Chairman of the Compensation Committee. Prior thereto, Mr. Steele had been a Principal of Pacholder Associates, Inc., an institutional money manager and workout specialist, until his retirement in 1991. Since November 1993, he has been retained as a consultant for Emerson Radio Corp., NUWAVE Technologies Inc., a distributor of video enhancement chips, Home Holdings, Inc., an insurance holding company, and GFTA, a German software developer. He served as a director of numerous companies, including Orion Pictures Corporation and Webcraft Technologies, Inc., and currently serves as a director of Emerson Radio Corp., ICH Corp., Pharmhouse, Inc., Modernfold, Inc., a manufacturer of movable walls, and GFTA.

     Frank Stillo, age 64, became a director of the Company upon consummation of the Merger and currently serves as Chairman of the Audit Committee. He has been active in the printing industry since 1950 and co-founded his own printing company in 1968. Since 1989, Mr. Stillo has been the Chairman and Chief Executive Officer of Sandy Alexander, Inc., a printing company and Chief Executive Officer of MGA Printing Co., a subsidiary of Sandy Alexander, Inc. and has served as its President since 1981. Mr. Stillo also currently serves as the President of The Metropolitan Lithographers Association, director of Web Offset ASS-PIA and trustee of ALA -S&A Fund and Pension Fund.


                        EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are as follows:

Name                                        Age      Position

Louis H. Siracusano........................ 56       Chief Executive Officer, President and Director

Steven G. Crane............................ 42       Vice President and Chief Financial Officer

Donald H. Buck............................. 59       Vice President

Michael E. Fairbourne...................... 45       Vice President-Administration, Chief Accounting Officer and Secretary

Daniel Rosen............................... 60       Vice President-Post Production; President of Manhattan Transfer

Gary R. Strack............................. 46       Vice President-Planning


     For information on the business background of Mr. Siracusano see "'Nominees for Election above.

     Donald Buck became the Company's Vice President and President of Audio Plus Video International, Inc. upon consummation of the Merger. Prior thereto, Mr. Buck served as a Senior Vice President of Old Video since August 1987, the President of Atlantic Satellite Communications, Inc. since August 1992 and the President of Waterfront Communications Corporation since April 1993. Mr. Buck served as President of Video Dub, Inc. (formerly, a subsidiary of Old Video) from 1980. During 1975-1980, he was an Executive Vice President of Sales for E.U.E. Screen Gems Video Division of Columbia Pictures Industries.

     Steven G. Crane has been the Company's Vice President and the Chief Financial Officer since October 27, 1997. Prior thereto, Mr. Crane started and owned his own company, ATE, Inc., which supplies used, rebuilt and new packaging relating equipment to the beverage industry worldwide, since February 1995. Mr. Crane also currently serves as a director of ATE, Inc. From August 1990 to February 1995, Mr. Crane served as a Division Chief Financial Officer of Pepsi-Cola International, a subsidiary of PepsiCo, Inc.

     Michael E. Fairbourne became the Company's Vice President-Administration, Chief Accounting Officer and Secretary upon consummation of the Merger. Prior thereto, Mr. Fairbourne served as the Senior Vice President-Administration of Old Video since March 1994. Previously, Mr. Fairbourne was the Vice President-Controller of Old Video from July 1987 to March 1994 and the Controller of Old Video from September 1983 to July 1987. Prior to joining Old Video, from 1976 to 1983, Mr. Fairbourne, a certified public accountant, was in private practice.

     Daniel Rosen was elected the Company's Vice President-Post Production in May 1998 and was elected President of Manhattan Transfer in May 1994. Prior thereto, Mr. Rosen served as the Vice President of IPL from May 1994 until August 1997. Prior to that time, Mr. Rosen was President of Editel NY for twelve years. During 1991-1992, Mr. Rosen also served as President of Editel LA and was named President of the New York divisions of Unitel Video, namely Unitel NY, Editel NY and Windsor Digital, which were acquired by Unitel Video in May 1992.

     Gary R. Strack was elected the Company's Vice President-Planning in February 1998. Prior thereto, Mr. Strack served as the Vice President, Treasurer and Secretary of IPL from January 1995 until August 1997. Mr. Strack was the Vice President, Controller and Secretary of IPL from October 1993 until January 1995. He had served as Treasurer of Old Video from May 1989 until October 1993. Prior to that time, he was Assistant Controller of Old Video for four years. Mr. Strack, a certified public accountant, was the Assistant Controller of Damon Creations, Inc., an apparel company, from 1981 to 1984.

     There are no family relationships among the above directors and executive officers.

                              CERTAIN TRANSACTIONS

Business Relationships

     The representations, warranties and agreements of the parties contained in the Merger Agreement survive for a period of fifteen (15) months following the closing of the Merger; provided, however, that the representations and warranties relating to environmental, employee benefits and tax matters and title to Video common stock survive the closing for a period of three (3) years, plus any extension of time with respect to employee benefits and/or tax matters agreed to with the applicable governmental authorities. The indemnification obligations of each of IPL on the one hand and Old Video and its stockholders on the other hand as a result of a breach of their respective representations, warranties or agreements generally will not exceed $5,000,000. No indemnification claim may be made against any party unless and until the aggregate claims against such party equals $350,000 and then only for claims in excess of such amount. The Merger Agreement also provides for certain rights of set-off with respect to indemnification claims. Old Video's stockholders have deposited in escrow $6,250,000 in Common Stock (valued as of the closing of the Merger) under the terms of the Losses Escrow Agreement in connection with their indemnification obligations to the Company under, the Merger Agreement and their indemnification obligations to the Company are limited to the rights the Company has under this escrow. Each stockholder of Old Video has the right to substitute cash for any shares of Common Stock such stockholder so deposited in escrow based upon the value of such deposited shares as of the closing of the Merger. No additional deposit is required by Old Video's stockholders in the event of any decrease in the value of the Common Stock so deposited in escrow. IBJ Schroder Bank & Trust Company acts as the escrow agent in connection with this escrow. In addition, the Company has agreed to indemnify Old Video's stockholders in connection with the lease between the Company and a partnership owned by the Old Video stockholders, which indemnification obligations are not subject to any of the foregoing limitations.

     The Merger Agreement also provides that, from time to time after the consummation of the Merger, and in any event at least semi-annually, the Audit Committee of the Board will review the compliance of the Company and Old Video with their respective representations and warranties contained in the Merger Agreement and will report the results of such review to the Board, and, in connection therewith, will seek such advice and retain such advisors (including, without limitation, legal counsel and accountants) as it will determine to be appropriate. Moreover, the Audit Committee of the Board will be responsible for authorizing any action to be taken by the Company in respect of indemnification claims by and against the Company.

Transactions with Management and Others

     Old Video leased a facility from a partnership, whose partners, one of whom was Mr. Siracusano, then owned a majority interest in Old Video, under a lease accounted for as an operating lease. In August 1997, immediately prior the Merger, the principal stockholders of Old Video contributed the stock of two S Corporations holding all of the general and limited partnership interest in the partnership. The rental expense under the lease for the fiscal year 1998 amounted to $130,000.

     The Company leases a building from an entity owned by certain principal stockholders of the Company, one of whom is Mr. Siracusano, under a lease accounted for as an operating lease. The rental expense under the lease for the fiscal year 1998 amounted to $270,000.

     Mr. Fairbourne was granted options in June 1997 to purchase 60,000 shares of Common Stock from Messrs. Siracusano, Ferolito and Buck at an exercise price of $2.00 per share in replacement of options to purchase approximately 22,245 shares of Old Video common stock at an exercise price of $5.39 per share which were cancelled upon consummation of the Merger.

     Video Dub, Inc., a former subsidiary of Old Video which is owned by the Messrs. Siracusano, Ferolito and Buck, leased space at 240 Pegasus Avenue, Northvale, New Jersey, in accordance with past practice, on a month-to-month basis at a rate of approximately $11,000 per month. This lease was terminated on September 30, 1997. Further, the Company agreed to provide office services to certain former subsidiaries of Old Video which are owned by Messrs. Siracusano, Ferolito and Buck following the Merger for a monthly fee of $1,000, provided such services are reasonably proportionate to such fee.

                               BOARD OF DIRECTORS

Meetings and Committees

     During the 1998 fiscal year, the Board of Directors of the Company met, or acted by unanimous written consent, on four occasions, Each of the directors attended at least 75% of the meetings of the Board of Directors and of the meetings held by committees of the Board of Directors on which he served during the 1998 fiscal year.

     The Board of Directors of the Company has standing Compensation and Audit Committees. Messrs. Stillo (Chairman), Alter and Steele are members of the Audit Committee. Messrs. Steele (Chairman), Stillo and Alter are members of the Compensation Committee. None of Messrs. Alter, Steele or Stillo is an employee of the Company. The Company does not have a standing Nominating Committee.

     The Compensation Committee is charged by the Board of Directors with reviewing and approving the compensation and benefits for the Company's executive officers and administering, reviewing and recommending changes in the Company's long-term incentive plan. The Compensation Committee may determine the employees entitled to grants, the option prices, which may not be less than fair market value on the date of grant, and the other terms of options or grants. The Compensation Committee met on one occasion during the 1998 fiscal year.

     The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time and is charged with selecting the independent accountants to be retained by the Company, reviewing the scope and nature of the Company's internal auditing system and the objectivity of the Company's financial reporting. In addition, the Audit Committee reviews material transactions with related parties. The Audit Committee did not meet during the 1998 fiscal year.

Directors' Compensation

     Each member of the Board who is not an officer of the Company receives 4,000 shares of the Company's Common Stock (6,000 shares in the case of the Chairman of the Board) for serving on the Board plus $750 ($1,500 in the case of the Chairman of the Board) and reimbursement of expenses for each Board or committee meeting attended. Directors who chair committees receive $1,000 plus reimbursement of expenses for each committee meeting attended.

     The stockholders and directors of the Company adopted a restricted share plan for directors who are not employees of the Company (the "Director Plan"). A total of 50,000 shares of Common Stock is available for issuance under such plan. During fiscal year 1998, 6,000 shares of common stock were awarded to Mr. Stillo and Mr. Steele.

     A special committee consisting of Messrs. Alter, Elkes and Gorman (a director prior to the Merger) were appointed by the Board of Directors of IPL to evaluate and negotiate the Merger Agreement on behalf of IPL. In connection with this service, each of Messrs. Alter, Elkes and Gorman received $15,000.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who beneficially own more than ten percent (10%) of the Company's common stock (the "Common Stock") (collectively, the "Reporting Persons") to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Reporting Persons are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and certain representations of the Reporting Persons, the Company believes that during the 1998 fiscal year all of the Reporting Persons complied with all applicable Section 16(a) reporting requirements.

         Compensation Committee Report on Executive Officer Compensation

     The Compensation Committee of the Board of Directors (the "Committee"), which is composed entirely of directors who are neither officers nor employees of the Company, establishes and reviews the Company's arrangements and programs for compensating executive officers, including the Named Executive Officers.

Philosophy and Policy

     The Committee's policy is to design executive compensation packages that reward the achievement of both short-term and long-term objectives of the Company. Consistent with this approach, the compensation of the Company's executive officers generally consists of base salary, incentive bonuses and a long-term equity based component. The base salary and incentive bonuses are designed to compensate executives for the attainment of short-term objectives while the long-term performance of the executive is rewarded through the periodic grants of stock options, stock appreciation rights and restricted stock under the Company's long-term incentive plan.

     Base Salary. The Company believes that the base salaries paid to its executive officers are competitive with the salaries of executives in comparable positions with companies which compete with the Company. Although the Committee believes that the base salaries paid by certain of the Company's competitors are higher than the salaries paid by the Company, the Company has been successful in attracting and retaining high-quality executives as a result of the incentive and long-term components of its executive compensation policies.

     Incentive Bonuses. All of the executive officers, other than Messrs. Fairbourne and Strack, are entitled to receive an incentive bonus based on the achievement of objective criteria, such as cash flow and net income targets. The specific objective criteria applicable to an executive depends upon the executive's position and responsibilities with the Company.

     Long-Term Compensation. The Committee believes that, in addition to compensating executives for long-term performance of the Company, the granting of stock options and other equity based compensation aligns the interest of executives with those of the Company's stockholders. The size of the grants are consistent with these principles and also are based on the executive's performance and position with the Company.

Compensation of the Chief Executive Officer

     Mr. Siracusano's compensation for the fiscal year ended June 30, 1998 was determined pursuant to his employment agreement, which expires on August 27, 2001. Mr. Siracusano's employment agreement was negotiated with the special committee of IPL prior to the consummation of the Merger in August 1997. Mr. Siracusano's base salary is $200,000 per annum. For fiscal 1998, Mr. Siracusano earned a cash bonus of $60,000. The Committee believes that Mr. Siracusano's compensation package is consistent with its philosophy and policies on executive compensation.

Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation over $1,000,000 paid to the Company's Chief Executive Officer and certain other highly compensated executive officers. Incentive plans, such as the Company's long-term incentive plan, subject to certain transition rules are not subject to these deduction limits. The Committee does not believe that the cash compensation to be paid to the Chief Executive Officer or such other highly compensated executives will exceed the deduction limit set by Section 162(m).

Compensation Committee Report

     The foregoing report of the Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth all compensation paid or accrued by the Company for the 1998 fiscal year with respect to (a) the Company's Chief Executive Officer and (b) each of the four most highly compensated executive officers, other than the Chief Executive Officer, of the Company at June 30, 1998, whose salary and bonus from the Company in the 1998 fiscal year exceeded $100,000 (collectively, the "Named Executive Officers"):


                                                                                                Long Term
                                                                                               Compensation
                                                 Annual Compensation
                               ---------------------------------------------------------    -------------------

                                                                                               Number of
                                                                          Other Annual        Securities
    Name and Principal                                                    Compensation        Underlying           All Other
         Position               Year        Salary          Bonus            (1)(2)           Options (3)         Compensation
---------------------------    -------     ----------     ----------     ---------------    ----------------    -----------------

Louis H. Siracusano
   Chief Executive Officer     1998        $191,775       $ 60,000         $     3,095           ---              $   26,261 (7)
   President and Director      1997         144,000         20,000               2,160           ---                  24,569 (7)
                               1996         144,000         75,000               2,310           ---                  23,001 (7)

Steven G. Crane (4)
   Vice President and Chief    1998        $107,692       $ 38,500               ---            75,000
   Financial Officer           1997          ---             ---                 ---             ---                    ---
                               1996          ---             ---                 ---             ---                    ---

Donald H. Buck
   Vice President              1998        $173,394       $ 40,000         $     2,190           ---                    ---
                               1997         144,000         20,000               2,292           ---                    ---
                               1996         144,000        100,000               2,310           ---                    ---

Michael E. Fairbourne
  Vice President -             1998        $110,000       $ 27,500         $     1,913          10,000 (6)              ---
  Administration, Chief        1997          90,000         17,500               1,650           ---                    ---
  Accounting Officer           1996          86,000         20,000               1,440           ---                    ---
  and Secretary

Daniel Rosen (5)
  Vice President -             1998         $190,385      $ 25,000         $     1,606           ---                    ---
  Post Production,             1997           ---            ---                 ---             ---                    ---
  President of Manhattan       1996           ---            ---                 ---             ---                    ---
  Transfer/Edit, Inc.

(1) The amounts set forth in this column represent matching contributions by the Company on behalf of the Named Executive Officers under the Company's 401(k) plan.

(2) Excludes items, which are, in the aggregate, the lesser of either $50,000 or 10% of the executive's total annual salary and bonus.

(3) All options granted to the Named Executive Officers in the 1998 fiscal year represent options granted under the 1997 Plan.

(4)   Represents compensation from October 27, 1997 to June 30, 1998.

(5)  Represents compensation from August 27, 1997 to June 30, 1998.

(6) Does not include options to acquire 60,000 shares of Common Stock from Messrs. Siracusano, Ferolito and Buck at an exercise price of $2.00 per share.

(7) Includes life and disability insurance paid by the Company.

Option Grants in Last Fiscal Year

     The following table provides information with respect to the grant of stock options during the 1998 fiscal year to the Named Executive Officer. Only information concerning those Named Executive Officers who received option grants in fiscal 1998 is provided:

                                                                                                        Potential
                                                                                                       Realizable
                                                                                                    Value at Assumed
                            Number of                                                                Annual Rates of
                            Securities         % of Total                                              Stock Price
                            Underlying       Options Granted       Exercise                         Appreciation for
                             Options         to Employees in       Price Per       Expiration        Option Term (4)
Name                       Granted (1)      Fiscal Year 1998       Share ($)          Date             5% ($) 10%
                                                                                                           ($)
----------------------     -------------    ------------------    ------------     ------------    --------------------
Steven G. Crane              75,000 (2)                 20.38           3.375         10/27/07      $143,925 $379,125

Michael E. Fairbourne        10,000 (3)                  2.72            2.94          8/27/07        23,540   54,900

(1) All options granted to the named Executive Officers in the 1998 fiscal year represents options granted under the 1997 plan.
(2)  Vests on October 27, 2000.
(3)  Vests on August 27, 2000.
(4) Valuation is based upon the potential realizable dollar value of the option grants with assumed rates of appreciation of 5% and 10% per annum from the date of grant to the end of the option term. These rates are set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of this Company's stock price.

Aggregated Option Exercises and Fiscal Year-End Option Value Table

     The following table provides information with respect to the exercise of stock options during the 1998 fiscal year by the Named Executive Officers and the value of unexercised options owned by the Named Executive Officers at June 30, 1998:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                               Number of Securities
                              Number of                       Underlying Unexercised          Value of Unexercised
                               Shares                               Options at              In-the-Money Options at
                             Acquired on        Value              June 30, 1998             June 30, 1998 (1) (2)
Name                          Exercise        Realized       Exercisable/Unexercisable     Exercisable/Unexercisable
-----------------------     --------------    ----------     --------------------------    ---------------------------

Louis H. Siracusano              ---             ---                   0/0                     $      0/0
Steven G. Crane                  ---             ---                   0/75,000                       0/0
Donald H. Buck                   ---             ---                   0/0                            0/0
Michael E. Fairbourne            ---             ---                   0/10,000 (3)                   0/600
Daniel Rosen                     ---             ---              75,000/0                            0/0

(1) The value is based on the excess of the market price of the Common Stock at June 30, 1998 over the exercise price of the unexercised options.
(2) At June 30, 1998, the closing bid price of the Common Stock on the American Stock Exchange was $3.00 per share.
(3) Does not include options to acquire 60,000 shares of Common Stock from Messrs. Siracusano, Ferolito and Buck at an exercise price of $2,00 per share.

Long-Term Incentive Plans - Awards in the Last Fiscal Year

     The following table provides information with respect to each award made to the Named Executive Officers under the Company's 1997 Plan during the last fiscal year. Only information concerning those Named Executive Officers who received such awards in fiscal 1998 is provided.


                                Number of Shares
                                   Underlying
Name                                                                       Options Granted           Vesting Period
-------------------------------------------------------------------     -----------------------    --------------------
Steven G. Crane..................................................               75,000               10/27/97-10/27/00
Michael E. Fairbourne............................................               10,000                8/27/97-8/27/00

Employment Agreements

     At the time of the Merger, the Company entered into employment agreements with Messrs. Louis H. Siracusano and Donald H. Buck. Under Mr. Siracusano's employment agreement with the Company, he serves as the President and Chief Executive Officer of the Company for a four (4) year period or twenty four (24) months following notice of termination by the Company or by Mr. Siracusano, whichever is later. Under Mr. Buck's employment agreement with the Company, he serves as the Vice President of the Company for a three (3) year period or twelve (12) months following notice of termination by either party, whichever is later.

     Mr. Siracusano's employment agreement provides for base compensation of $200,000 per annum, and annual bonuses and a long-term bonus based on the Company's achievement of certain cash flow and net income targets to be determined by Mr. Siracusano and the Compensation Committee of the Board. Under the terms of the employment agreement, Mr. Siracusano is entitled to receive an annual bonus of between 5% and 40% of his base salary for the relevant year upon the Company's achievement of a percentage (ranging from 90% to 109.9% or greater) of the agreed upon cash flow and net income targets for such year, which bonus is payable within thirty (30) days of delivery to the Board of the Company's audited financial statements. In addition, the employment agreement provides that Mr. Siracusano is entitled to receive a long-term bonus of between 12.5% and 100% of his cumulative base salary for the entire contract period if the Company achieves a percentage (ranging from 90% to 109.9% or greater) of the agreed upon cash flow and net income targets for such period. The long-term bonus is payable in a single installment within thirty (30) days following the delivery of the Company's audited financial statements for the period ended June 30, 2001 and is to be reduced by amounts previously paid to Mr. Siracusano as annual bonuses. The employment agreement further provides that the Compensation Committee of the Board may award Mr. Siracusano other bonus payments in its discretion.

     Mr. Buck's employment agreement provides for base compensation of $175,000 per annum and a bonus to be negotiated and agreed upon by the parties.

     Each of Messrs. Siracusano's and Buck's employment agreements provides that
(i) the Compensation Committee may award a discretionary bonus to him on an annual basis, (ii) each is entitled to participate in such compensation plans, incentive plans, group life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other executive employees, and (iii) upon termination without cause, he is entitled to receive his annual base compensation and any incentive compensation for the remainder of the originally scheduled term of the employment agreement. Termination for cause includes termination for breach, nonperformance, fraud or conviction of a felony. Additionally, each such employment agreement provides that the employee is entitled to terminate his employment at any time during the six-month period following any "Change in Control" (as defined in the 1997 Plan) that results in a material diminution in the capacity and terms of his employment. Any such termination is to be treated as a termination without cause.

     Mr. Steven Crane's agreement with the Company provides for (i) base compensation of $160,000 per annum, (ii) a bonus of 75% of the Chief Executive Officer's bonus, (iii) stock options pursuant to the 1997 Plan of 75,000 shares,
(iv) a car allowance of $600 per month, (v) $25,000 for moving expenses and (vi) a loan of $25,000 for use in facilitating his move.


     IPL entered into an employment agreement with Daniel Rosen, with a term commencing on May 23, 1994 and ending on May 22, 1997 or twelve months following a notice of termination by either party, whichever is later. Mr. Rosen's contract provided for base compensation of $200,000 per annum and a bonus equal to two percent (2%) of his base salary for each one percent (1%) increase in the profitability of MTE and its subsidiaries compared to the prior year or base year, whichever is higher. Effective as of May 1, 1995, Mr. Rosen's base compensation was increased to $225,000 per annum. The agreement further provides that (i) the Compensation Committee may award a discretionary bonus to Mr. Rosen under certain circumstances, (ii) he is entitled to participate in such compensation plans, incentive plans, group life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company may make available to its other executive employees, and (iii) upon termination without cause, Mr. Rosen is entitled to receive his annual base compensation and any incentive compensation for the remainder of the originally scheduled term of the agreement. Termination for cause includes termination for breach, nonperformance, fraud or conviction of a felony. Additionally, the agreement provides that Mr. Rosen is entitled to terminate his employment at any time during the six-month period following any "change in control" (as defined in the 1993 Long-Term Incentive Plan) that results in a material diminution in the capacity and terms of his employment. Any such termination will be treated as a termination without cause.

     The Company and Martin Irwin entered into a severance agreement dated as of August 26, 1997. The agreement provides for Mr. Irwin to be paid severance of
(i) $150,000 per year for one year, (ii) $100,000 per year for the one year period thereafter and (iii) $75,000 per year for the one year period thereafter. Mr. Irwin is also entitled, for a period of three years from the date of the agreement, to participate in and receive such benefits, services, equipment, compensation and incentive plans and group life, health, accident, disability and hospitalization insurance plans, pension plans and retirement plans as the Company may make available to employees of the Company at the expense of the Company. In addition, as part of such severance package, Old Video's stockholders agreed to grant to Mr. Irwin, on a pro rata basis, options to purchase an aggregate of 75,000 shares of the Common Stock they received in the Merger at an exercise price of $0.75 per share. Such options are fully vested.

     The 1993 Plan provides that in the event of a "change in control" (as defined in the 1993 Plan), (i) all stock appreciation rights outstanding for at least six (6) months and all options awarded under the 1993 Plan not previously vested and exercisable will immediately become fully vested and exercisable, and
(ii) the restrictions applicable to any restricted shares awarded under the 1993 Plan will lapse and such shares will be deemed fully vested. Consummation of the Merger was deemed a change in control under the 1993 Plan, and, as a result of the Merger, the 50,000 stock options held by Daniel Rosen, who was the only Named Executive Officer under the 1993 Plan, immediately vested and became exercisable. If an employee's employment is terminated due to a Change in Control, his stock options under the 1993 Plan remain exercisable for the shorter of five (5) years or the remainder of the original term and shall thereafter terminate.

     The 1997 Plan was adopted by the Board and approved by the stockholders in connection with the consummation of the Merger to replace IPL's 1993 Plan which would have expired in 2004. These plans are similar in their terms except that, among other things, the aggregate number of shares of Common Stock issuable under the 1997 Plan was increased to 735,000 from the 84,200 which remained available for issuance under the 1993 Plan, stock options (other than incentive stock options) may be issued under the 1997 Plan below the fair market value of the underlying Common Stock on the date of grant, awards may be granted under the 1997 Plan to consultants and independent contractors performing services for the Company, and certain other revisions in respect of recent changes in federal securities regulations affecting equity compensation plans, as well as revisions in respect of Section 162(m) of the Internal Revenue Code of 1986, as amended, were made to the 1997 Plan. The 1997 Plan shall continue in effect until July 9, 2007.

     The following table compares the cumulative total stockholder return of the Company's Common Stock with the cumulative total return of the Russell 2000 and a selected peer group index for the period from June 30, 1994 until June 30, 1998, the end of the Company's fiscal year. The selected peer group, which includes companies that are engaged in providing services related to those provided by the Company and have similar market capitalizations, consists of
Laser-Pacific Media Corp., Northwest Teleproductions, Inc., Four Media Corporation, VDI Media, Todd AO Corp. and Unitel Video, Inc. The graph assumes that the value of the investment in the Common Stock was $100 on February 8, 1994 (the date of IPL's initial public offering) and that all dividends were reinvested.


                           Video Services Corporation
                                Performance Graph Appears Here


                                         February 8,        June 30,        June 30,       June 30,        June 30,      June 30,
                                            1994              1994            1995           1996            1997          1998
                                        --------------    -------------    -----------    -----------     -----------    ----------
Video Services Corporation                   $ 100.00          $ 76.67       $  35.56       $  34.44        $  29.44      $  26.67
Peer Group                                   $ 100.00          $ 80.28        $110.55        $143.54        $  99.55       $101.85
Russell 2000                                 $ 100.00          $ 91.06        $107.89        $131.85         $149.31       $171.28


          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

          The Board of Directors of the Company, in accordance with the recommendation of its Audit Committee, none of whom is an officer of the Company, has selected Ernst & Young, LLP as independent accountants of the Company for the year ending June 30, 1999 and further directed that the selection be submitted for ratification by shareholders at the Annual Meeting. Ernst & Young, a nationally known firm of independent accountants, has audited the Company's financial statements for the past two years. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and are expected to be available to respond to appropriate questions.

          The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending June 30, 1999. Proxies solicited by the Company will be voted FOR ratification of the selection unless otherwise indicated.

                        PROPOSALS FOR NEXT YEAR'S MEETING

          Any proposal by a stockholder who intends to be present at the next Annual Meeting of Stockholders must be received by the Company for inclusion in its proxy statement and form of proxy relating to the Annual Meeting no later than July 21, 1999. The Company's management proxies may exercise their voting authority without any discussion of the proposal in the Company's proxy material, for any proposal which is received by the Company after October 4, 1999.

                                  MISCELLANEOUS

         The Board of Directors of the Company does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote any proxies in accordance with their judgment.

         The Company will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this Proxy Statement and other material, which may be sent to stockholders in connection with this solicitation. The Board of Directors may use the services of the Company's directors, officers and other regular employees to solicit proxies. The Company may reimburse persons holding shares in their names or in the names of nominees for their expenses in sending proxies and proxy material to their principals.

          Copies of the 1998 Annual Report to Stockholders, including financial statements for the fiscal year ended June 30, 1998, are being mailed to the stockholders prior to or simultaneously with this Proxy Statement. Such Annual Report is not to be considered a part of this Proxy Statement.

          The Company will provide a copy of its annual report filed with the Securities and Exchange Commission (Form 10-K) for the fiscal year ended June 30, 1998 to each stockholder without charge (other than a reasonable charge for any exhibit requested) upon written request to:

                              Video Services Corporation
                              240 Pegasus Avenue
                              Northvale, New Jersey 07647
                              Attn: Steven G. Crane
                              Vice President and Chief Financial Officer

                     VIDEO SERVICES CORPORATION COMMON STOCK
                                      PROXY

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                December 18, 1998


         The undersigned hereby constitutes and appoints Steven G. Crane and Michael E. Fairbourne, and each of them, with full power of substitution, attorneys and proxies to represent and to vote all of the shares of Common Stock which the undersigned would be entitled to vote, with all powers the undersigned would possess if personally present, at the Annual Meeting of VIDEO SERVICES CORPORATION, to be held at the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on December 18, 1998 at 11:00 a.m. local time, and at any adjournments or postponements thereof, on all matters coming before said meeting.

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholders. If no direction is made, this proxy will be voted FOR the election as directors of the nominees of the Board of Directors and FOR the ratification of the appointment of Ernst & Young, LLP.

         The  undersigned   acknowledges   receipt  of  the  accompanying  Proxy
Statement dated November 18, 1998.

Continued and to be signed and dated on the reverse side.


                                       VIDEO SERVICES CORPORATION
                                       P.O. BOX 11229
                                       NEW YORK, NY  10203-0229

1.   TO ELECTION DIRECTORS:

     FOR all nominees [ ]   WITHHOLD AUTHORITY to vote [ ]   *EXCEPTIONS [ ]
     listed below           for all nominees listed below

Nominees: Robert H. Alter, Terrence A. Elkes, Martin Irwin, Louis H. Siracusano, Raymond L. Steele and Frank Stillo. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions_____________________________________________________________________

2. Ratify the appointment of Ernst & Young, LLP as independent certified public properly come accountants for the fiscal year 1999 or postponements thereof.

     FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

3. At their discretion, upon any other business which may before the meeting or any adjournments Change

     I plan [ ]  I do not plan [ ]   to attend the annualMeeting.

                                                       Change of Address and
                                                       Or Comments Mark Here [ ]

                    (Please date and sign exactly as name appears hereon. When signing as attorney, trustee, executor, administrator, guardian, corporate officer, etc., please give full title. If more than one trustee, all should sign. Joint owners must each sign.)

                    Dated:  ______________________________________________, 1998

                    ------------------------------------------------------------
                                              Signature

                    ------------------------------------------------------------
                                              Signature


Please sign and Return the Proxy Card Promptly Using the Enclosed Envelope. No Postage is Required